Exhibit 99.1
First Interstate BancSystem, Inc. Appoints New Chief Credit Officer
Company Release: September 2, 2010
(Billings, Montana) First Interstate BancSystem, Inc. (NASDAQ: FIBK), announced today that Robert M. Cerkovnik has accepted the position of Senior Vice President and Chief Credit Officer.
Cerkovnik has been a senior vice president with First Interstate since February 2008 and has served as a Senior Credit Officer and Credit Department Manager since February 2003. Prior to joining the First Interstate management team, he worked in various credit-related positions since September 1996. Cerkovnik has more than 25 years of experience in the banking industry, previously serving as a bank examiner for the Comptroller of the Currency and in credit and lending positions with two national banks.
First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $7.2 billion in assets as of June 30, 2010. It is the parent company of First Interstate Bank, a community bank operating 72 offices throughout Montana, Wyoming and western South Dakota. As a recognized leader in community banking services with 22 consecutive years of profitability, First Interstate remains a family business whose culture is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting with leadership and resources, the communities it serves.
Contact:
Marcy Mutch
Investor Relations
First Interstate BancSystem, Inc.
401 North 31st Street
Billings, Montana 59116
+1 406-255-5322
investor.relations@fib.com